Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of our report dated March 6, 2023 (March 11, 2024 as to the effects of the restatement of the 2022 financial statements to correct errors identified in 2023), relating to the financial statements and the related notes and schedules listed in the Index at Item 15 of Stagwell Inc. (the “Company”), appearing in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, NY

July 31, 2025